UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 2, 2009

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-25705	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike,

Bedford, Massachusetts 01730

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 266-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 2, 2009, GSI Group Inc. (GSIGQ)(the “Company”) reached an agreement with Stephen Bershad, a holder of greater than ten percent of the Company’s outstanding shares, with respect to (i) support of Mr. Bershad’s request for the appointment of an official committee of equity security holders (the “Equity Committee”), (ii) timing for a meeting of the Company’s shareholders, and (iii) deferral of Mr. Bershad’s previously submitted request for access to the Company’s books and records (the “Agreement”).

On November 20, 2009, the Company and two of its US subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Petitions”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and filed a plan of reorganization (the “Plan”). The Plan is based on an agreement between the Debtors and the majority holders of the Company’s 11% Senior Notes due 2013 in the principal amount of $210 million regarding the capital structure of the reorganized Debtors.

As previously announced, on November 9, 2009, the Company received a requisition notice from Stephen Bershad pursuant to Section 96 of the Business Corporations Act (New Brunswick) requesting that the Company’s Board of Directors (the “Board”) call a meeting of the shareholders for the purpose of electing directors. Subsequently, in response to the filing of the Chapter 11 Petitions and the Plan, on November 23, 2009, Mr. Bershad sent a letter to the United States Trustee requesting the appointment of an Equity Committee. On November 27, 2009, in response to the requisition notice, the Company announced that an annual meeting of the Company’s shareholders has been scheduled for April 30, 2010.

Pursuant to the terms of the Agreement, the Debtors will support Mr. Bershad’s request for appointment of an Equity Committee and will not oppose any request of Mr. Bershad to be a member of the Equity Committee. Additionally, Mr. Bershad has agreed that he will not contest the April 30, 2010 meeting date set by the Board in response to his requisition notice and will not oppose the Company’s reasonable adjournment of such meeting to a later date if necessary, subject to additional terms specified in the Agreement. Mr. Bershad has further agreed to defer pursuing requests for access to the Company’s books and records until after the earlier of the occurrence of certain events specified in the Agreement or the effective date of any plan of reorganization confirmed in the Debtors’ Chapter 11 cases.

The foregoing summary description of the Agreement is qualified in its entirety by reference to the letter agreement, dated December 2, 2009, from Mr. Bershad’s counsel to the Company’s counsel, documenting the terms of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter from Jones Day, on behalf of Stephen Bershad, to Brown Rudnick LLP, on behalf of the Company and its debtor affiliates, dated December 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

GSI Group Inc.

By:	/s/ SERGIO EDELSTEIN
Sergio Edelstein President and Chief Executive Officer

Date: December 7, 2009

EXHIBIT INDEX

10.1	Letter from Jones Day, on behalf of Stephen Bershad, to Brown Rudnick LLP, on behalf of the Company and its debtor affiliates, dated December 2, 2009.